Exhibit 99.1
Smith-Midland Announces Third Quarter 2019 Results

Third Quarter 2019 Highlights
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Net income and EPS 10% higher than third quarter 2018
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Revenues increased 38% over third quarter 2018
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G&A expenses down 14% compared to prior year
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Executed $2.2 million agreement to increase barrier rental fleet
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Backlog of $28.5 million as of November 1, 2019

MIDLAND, VA. – Smith-Midland Corporation (the Company) (OTCQX: SMID), which develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries, today announced results for the quarter ended September 30, 2019.

Third Quarter 2019 Results
The Company reported third quarter revenues of $13.2 million for 2019 and $9.5 million for 2018, an increase of $3.7 million, or 38%. The pre-tax income for the third quarter of 2019 was $0.8 million compared to pre-tax income of $0.7 million in 2018, an increase of $0.1 million. The Company had net income for the third quarter of 2019 in the amount of $0.6 million compared to net income of $0.5 million in 2018, an increase of $0.1 million. The basic and diluted income per share was $0.11 for the third quarter 2019, while the basic and diluted income per share was $0.10 for the third quarter 2018.

Nine Month 2019 Results
The Company reported nine month revenues of $34.2 million for 2019 and $28.5 million for 2018, an increase of $5.7 million, or 20%. The pre-tax income for the first nine months of 2019 was $1.5 million compared to pre-tax income of $1.1 million in 2018, an increase of $0.4 million. The Company had net income for the first nine months of 2019 in the amount of $1.2 million compared to net income of $0.8 million in 2018, an increase of $0.4 million. The basic and diluted income per share was $0.23 for the first nine months of 2019, while the basic and diluted income per share was $0.16 and $0.15, respectively, for the first nine months of 2018.

CEO Commentary
Ashley Smith, CEO stated, “The Company generated positive earnings during the third quarter 2019, which keeps us on pace for another solid year. The gross profit margin percentage decreased during the third quarter 2019 due to the significant increase in shipping and installation revenues, which historically have lower margins than product sales. Comparatively, the third quarter 2018 included production of higher margin products than 2019. The change in margin was offset by the reduction of general and administrative costs which are constantly evaluated in the execution of our corporate strategy.

 “Production at the new manufacturing facility in North Carolina commenced during September 2019. Subsequent to the end of the quarter, the Company successfully closed on the debt financing for the facility in the amount of $2.2 million. We anticipate the full move to the new plant to be completed by the end of 2020. We are looking forward to continued success in North Carolina while meeting increased customer demand.

“The Federal Highway Administration (FHWA) issued a sunset date of December 31, 2019 for new highway crash test standards. Our J-J Hooks MASH TL3 freestanding barrier meets the new FHWA requirements and has been approved in 35 states, including the states of Virginia, North Carolina, and South Carolina, where our three manufacturing facilities are located. We are anticipating long-term positive trends, with all existing highway barrier in the United States expected to be replaced over the next 10 years.”

Mr. Smith concluded, “We continue to execute on our strategic plan and position the business to take advantage of positive market fundamentals that support sustainable, long-term growth in construction spending, including increased infrastructure investment in the markets we serve, and prospects for increased federal surface transportation spending. As we look forward to 2020, the fundamentals of our business remain strong with continuous bidding in our two main end markets of infrastructure and high-rise building construction.”

Balance Sheet and Liquidity
As of September 30, 2019, the Company had cash and investments totaling $2.2 million, reflecting significant capital expenditures for the increase in manufacturing facilities. Accounts receivable balances were $12.1 million at September 30, 2019, with a substantial amount collected following the period end. Total outstanding debt on notes payable was $4.5 million at September 30, 2019. Subsequent to the period end, the Company successfully closed on the debt financing of the North Carolina expansion project, increasing the total outstanding debt by $0.7 million.

About Smith-Midland
Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

Forward-Looking Statements
This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, out debt exposure, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s website at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
AJ Krick, CFO
540-439-3266
investors@smithmidland.com
Sales Inquiries:
info@smithmidland.com